FOR IMMEDIATE RELEASE

LCC Contact:
Kenny Young
Senior Vice President and Chief Marketing Officer
kenny_young@lcc.com
+1.703.873.2075

LCC International Announces Date for Second Quarter 2006 Financial Results and Conference Call

McLean, VA, July 31, 2006 — LCC International, Inc., (NASDAQ: LCCI) a global leader in wireless voice and data turn-key services, announced today that it will release its second quarter 2006 results after the market closes on Wednesday, August 9th, 2006.

A conference call and web cast to present the second quarter earnings and accomplishments will be held Thursday, August 10th at 8:30 a.m. (Eastern). Details for all interested parties wishing to participate in the conference call are as follows:

Via Live Conference Call: U.S. and International callers please dial 1-866-700-6293 or 1-617-213-8835. Participants will need to enter a pass code 48252955 in order to be connected to the call. There will be a question and answer period during the call.

Via Live Web Cast: To listen to a live broadcast and view the slide presentation for the conference call via the Internet, participants will need a computer with speakers and the Windows® Media Player plug-in. Please visit the Investor Relations section of the Company’s web site. http://www.lcc.com/about/ir/default.htm

Via Digital Replay: a replay of the call will begin at approximately 11:00 a.m. Eastern on Thursday, August 10th and will continue until 12 midnight Eastern on Friday, August 11th. To access the replay, please dial 1-888-286-8010 or 1-617-801-6888 and enter passcode 44391131 to be connected to a recording of the call.

Via Internet Archive: Beginning Monday, August 14th, LCC’s second quarter conference call will be available for review on the Company’s web site. This function sorts the call by section that enables parties to save time by only listening to the segments in which they are most interested (i.e. opening remarks, financial overview, questions and answer). To access the August 10th call, go to the Audio Archives page that can be found in the Investor Relations section of the Company’s web site.

About LCC International, Inc.

LCC International, Inc. is a global leader in voice and data design, deployment and management solutions to the wireless telecommunications industry. The Company has worked with all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world. Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world. News and additional information are available at www.lcc.com.

Cautionary Note regarding forward-looking statements under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding LCC’s expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. These statements include statements about LCC’s expected release of product and service offerings or expectations of receiving awards of additional business from current or prospective clients. All forward-looking statements included in this release are based upon information available to LCC as of the date of this release, which may change, and LCC assumes no obligation to update any such forward-looking statement. These statements are not guarantees. Factors that could cause or contribute to differences from such expectations include, but are not limited to, delays in the development, commercialization or market acceptance of new offerings and other factors that may affect our business are discussed in LCC’s filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q.

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